Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 24th day of December, 2009, by and between Francis T. McCarron (the “Executive”) and Harbinger Group Inc., a Delaware corporation (“Harbinger Group” or the “Employer”). Unless the context otherwise requires, references to the Employer shall include its successors and assigns, direct and indirect subsidiaries, affiliates and parents.
RECITALS
     A. The Employer desires that the Executive provide services for the benefit of the Employer and its affiliates and the Executive desires to accept such employment with the Employer.
     B. The Employer and the Executive acknowledge that the Executive will be a member of the senior management team of the Employer and, as such, will participate in implementing the Employer’s business plan.
     C. In the course of employment with the Employer, the Executive will have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates.
     D. The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.
     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
     1. Employment. Harbinger Group shall employ the Executive as its Executive Vice President and Chief Financial Officer (“EVP-CFO”), and the Executive hereby accepts such employment on the following terms and conditions. In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender his resignation from all positions he holds with the Employer, effective on the date his employment is terminated.
     2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the position of EVP-CFO. The Executive shall report to, and follow the direction of, Harbinger Group’s Chief Executive Officer (“CEO”). In addition to the foregoing, the Executive also shall perform such services and duties as may be reasonably assigned to him from time to time by Harbinger Group’s Board of Directors (the “Board”). The Executive agrees to cooperate with reasonable requests of the Employer to provide services to its affiliates (each, an “Affiliate”), with approval from the Board, from time to time. The Executive shall devote substantially all of his business time, energy, attention, and skill to the performance of duties for the Employer or its Affiliates, and will use his best, reasonable efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on industry, civic, religious or charitable boards or committees, or to manage his personal investments, so long as such services and activities do not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.
     3. Executive Loyalty. The Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the period of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to the then current business of the Employer. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 9, nothing herein contained shall be deemed to prevent the Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing his money in real estate, or to otherwise manage his personal investments and financial affairs.
     4. Period of Employment. The Executive understands and agrees that he is an at-will employee at all times and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without Cause (as hereinafter defined), subject to this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship. Notwithstanding the foregoing, the parties agree that on or prior to December 31, 2010 they shall, if mutually agreed, renegotiate the terms of the Executive’s employment. If (i) the Employer elects not to renegotiate the terms of the Executive’s employment or (ii) in connection with such renegotiation, the parties are unable to reach mutually acceptable terms after negotiating in good faith, the Executive will be entitled to the severance payments described in Paragraph 8 hereof as if his employment was terminated by the Company without Cause.
     5. Compensation.
          A. The Employer shall pay the Executive an annualized base salary of $500,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy applicable to senior executives from time to time in effect, which payments shall be made not less frequently than monthly. The Executive’s salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Company. If the Executive is requested to perform significant services for an Affiliate, the Executive shall be entitled to receive additional reasonable compensation at a level commensurate with the services performed for such Affiliate.
          B. The Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) targeted at three hundred percent (300%) of his Base Salary upon the attainment of certain reasonable performance objectives to be set by, and in the sole discretion of, the Board or the Compensation Committee of the Board, in consultation with the Executive. Notwithstanding the foregoing, the Executive’s Annual Bonus for the year ended December 31, 2010, only, shall be a minimum of $500,000. The parties agree that the performance targets for the 2010 Annual Bonus shall be determined no later than ninety (90) days following the Executive’s employment start date. Except as otherwise provided herein, the Executive must be actively employed by the Employer on the date the Annual Bonus is paid to receive a bonus for a given year. Annual Bonus compensation earned and payable pursuant hereto shall be paid in the calendar year following the fiscal year for which the bonus is earned, and promptly following the completion of the audit of the Employer’s annual financial statements, and in no event shall such payment be made later than April 15 of such following calendar year.
          C. The Executive shall be entitled to receive stock options pursuant and subject to the terms of the Employer’s Amended and Restated 1996 Long-Term Incentive Plan (the “Plan”). The Employee shall receive, on his first day of employment and subject to the approval of the Board, an initial option grant (the “Initial Option”) to purchase 125,000 shares of the Employer’s common stock, par value $.01 per share. The Initial Option shall have an exercise price equal to the closing price of the Employer’s common stock as listed on the New York Stock Exchange on the date of grant. The Initial Option shall vest in three (3) substantially equal annual installments, with such vesting to occur on the first, second and third anniversaries of the date of grant, so long as the Executive continues to be employed by the Employer on each such date. The foregoing notwithstanding, upon a termination of the Executive’s employment by the Employer without Cause (including pursuant to the last sentence of Paragraph 4 hereof), or by the Executive for Good Reason (as hereinafter defined), the Initial Option shall become one hundred percent (100%) vested as of the date of such termination. The definitive terms of the Initial Option shall be set forth in a stock option agreement in the Employer’s standard form (the “Stock Option Agreement”), which shall describe the foregoing and the other terms and conditions of the Initial Option. For years beginning on or after January 1, 2011, the Executive shall be eligible to receive an additional annual option or similar equity grant having a fair value (using market standard valuation methodologies) targeted at between twenty-five percent (25%) and fifty percent (50%) of the Executive’s total annual compensation earned, accrued or received for the immediately preceding year, subject to the sole discretion of the Board or the Compensation Committee of the Board (including the discretion of the Board, or the Compensation Committee of the Board, to grant awards higher than the targeted amount). Such additional option or equity grant shall vest in three (3) substantially equal annual installments, with such vesting to occur on the first, second and third anniversaries of the date of grant, so long as the Executive continues to be employed by the Employer on each such date. Subject to applicable securities law, the Employer shall register a sufficient number of shares of common stock of the Employer on a Form S-8 to satisfy its obligations under the Plan.
          D. During the period of this Agreement, the Employer shall:
     (1) include the Executive in any life insurance, disability insurance, medical, dental or health insurance, savings, pension and retirement plans and other benefit plans or programs maintained by the Employer for the benefit of its senior executive employees, subject to the terms of such plans and programs; and
     (2) provide the Executive with twenty (20) days paid vacation per annum, which shall accrue pro-rata during the course of such year.

     6. Expenses. The Employer shall reimburse the Executive for all reasonable and approved business expenses in accordance with its expense reimbursement policy, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”). The payment or reimbursement of any expense pursuant to this Paragraph 6 in one of the Executive’s taxable years shall not affect the amount of the payment or reimbursement of any other expenses pursuant to such paragraph in any other taxable years. Any payment or reimbursement for expenses under this Paragraph 6 shall in any event be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. Any right to payment or reimbursement under this Paragraph 6 may not be liquidated or exchanged for any other benefit.
     7. Termination. Notwithstanding anything in Paragraph 4 of this Agreement to the contrary, the Executive’s services shall terminate upon the first to occur of the following events:
          A. Upon the Executive’s date of death or the date the Executive is given written notice that he has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.
          B. On the date the Employer provides the Executive with written notice that he is being terminated for “Cause.” For purposes of this Agreement, the Executive shall be deemed terminated for Cause if the Employer terminates the Executive’s employment in writing after the Executive:
     (1) shall have been convicted, indicted for, or entered a plea of nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;
     (2) shall have committed intentional and willful acts of misconduct that materially impair the goodwill or business of the Employer or its Affiliates or cause material damage to its or their property, goodwill, or business; or
     (3) shall have willfully refused to, or willfully failed to, perform in any material respect his duties hereunder, provided, however, that no such termination for Cause under this subparagraph 7B(3) shall be effective unless the Executive does not cure such refusal or failure to the Employer’s reasonable satisfaction as soon as practicable after the Employer gives the Executive written notice identifying such refusal or failure (and, in any event, within ten (10) calendar days after receipt of such written notice).
For purposes of determining Cause, no act or failure to act by the Executive shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Employer or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or the written instructions of the CEO, or based upon the written advice of counsel for the Employer, shall be presumed to be done by the Executive in good faith and in the best interests of the Employer. Any voluntary termination by the Executive in anticipation of a termination for Cause under this subparagraph B shall be deemed a termination for Cause.
          C. On the date the Executive terminates his employment for any reason, other than a reason set forth in Paragraph 7E, provided that the Executive shall give the Employer thirty (30) days written notice prior to such date of his intention to terminate such employment.
          D. On the date the Employer terminates the Executive’s employment for any reason (including pursuant to the last sentence of Paragraph 4 hereof), other than a reason otherwise set forth in this Paragraph 7, provided that the Employer shall give the Executive thirty (30) days written notice prior to such date of its intention to terminate such employment.
          E. On the date the Executive provides written notice terminating his employment with Good Reason, which termination shall have occurred no later than 4 months following the date the Executive learns of the event constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without either (x) the Executive’s express prior written consent or (y) full cure within 30 days after the Executive gives written notice to the Employer requesting cure, such notice to be given by the Executive no later than 60 days after the date he first learns that the event has occurred: (i) any material diminution in the Executive’s title, responsibilities or authorities, (ii) the assignment to him of duties that are materially inconsistent with his duties as the principal financial officer of Harbinger Group; (iii) any change in the reporting structure so that he reports to any person or entity other than CEO and/or the Board; (iv) the relocation of the Executive’s principal office, or principal place of employment, to a location that is outside the borough of Manhattan, New York; (v) a breach by the Employer or any of its Affiliates of any material terms of this Agreement; or (vi) any failure of the Employer to obtain the assumption (in writing or by operation of law) of its obligations under this Agreement by any successor to all or substantially all of its business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.
     8. Compensation Upon Termination.
          A. If the Executive’s services are terminated pursuant to Paragraph 7, the Executive shall be entitled to his salary through his final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.
          B. In addition to the salary and benefits set forth in Paragraph 8A, if the Executive’s services are terminated pursuant to Paragraph 7D or 7E at anytime on or prior to December 31, 2010, the Executive shall be entitled to: (i) the continuation of his Base Salary until December 31, 2010, payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect; (ii) the guaranteed Annual Bonus for the year ending December 31, 2010, or, if greater, the Annual Bonus the Executive would have earned based on the performance goals actually achieved during the 2010 calendar year multiplied by a fraction, the numerator of which shall equal the number of days the Executive was employed by the Employer during 2010 and the denominator of which shall equal three hundred sixty five (365), to be paid at the time otherwise set forth above in Paragraph 5B; and (iii) full and immediate vesting of the Initial Option. In addition to the salary and benefits set forth in Paragraph 8A, if the Executive’s services are terminated pursuant to Paragraph 7D or 7E at anytime after December 31, 2010, the Executive shall be entitled to (1) the continuation of his Base Salary for a period of three (3) months following such termination, (2) the amount payable pursuant to clause (ii) of this Paragraph 8B, if not already paid and (3) full and immediate vesting of the Initial Option. The Executive’s entitlement to the payments set forth in this Paragraph 8B shall be conditioned upon his execution of an agreement acceptable to the Employer that (x) waives any rights the Executive may otherwise have against the Employer, (y) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (z) contains certain other obligations which shall be set forth at the time of the termination; provided , however , that any such waiver and release shall not include a waiver or release of the Executive’s rights (I) arising under, or preserved by, this Agreement, (II) to continued coverage under the Employer’s Directors & Officers insurance policies, (III) to indemnification pursuant to the Indemnification Agreement (as defined in Paragraph 9N below), or (IV) as a shareholder of the Employer. The Executive must sign and tender the release as described above not later than sixty (60) days following the Executive’s last day of employment, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such termination compensation as would otherwise be due and payable.
          C. The Employer and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided for in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this subparagraph (C). In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under this Paragraph 8 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraph 8B shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.
     9. Protective Covenants. The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Employer, he has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Employer’s relationships with its customers and suppliers, and that, but for his association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Employer and that the identity of its customers and suppliers is kept under tight security with the Employer and cannot be readily ascertained from publicly available materials or from materials available to the Employer’s competitors; and (iii) that the Employer has certain protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:
          A. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer.
          B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.
          C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.
          D. The Executive agrees that, during the period of his employment with the Employer and, except as set forth below in this subparagraph D, for a period of three (3) months after the termination of the Executive’s employment hereunder (or, if longer, until December 31,

2010) (the “Restricted Period”) for any reason whatsoever or for no reason, whether voluntary or involuntary, the Executive will not, except on behalf of the Employer, anywhere in the United States of America or in any other place or venue where the Employer or any affiliate, subsidiary, or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:
     (1) directly or indirectly, contact, solicit or accept if offered to the Executive, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered to it, any of the Employer’s customers, prospective customers, or suppliers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof; or
     (2) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer’s then current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any then current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with himself or any company, individual or other entity; or
     (3) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the design, manufacture, marketing, or servicing of products then constituting ten percent (10%) or more of the annual revenues of the Employer; or
     (4) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer’s customers, prospective customers, or suppliers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Employer’s business and/or any other business activities in which the Employer engages during the term hereof.
     The foregoing notwithstanding, in the event of a termination of employment pursuant to Paragraph 7D or 7E after December 31, 2010, the Restricted Period may, in the Employer’s discretion, be shortened or eliminated and a corresponding reduction or elimination shall be made to the period of time over which the Employer is otherwise obligated to continue the Executive’s Base Salary pursuant to Paragraph 8B. In the event of any breach of this subparagraph D, the

Executive agrees that the applicable Restricted Period shall be tolled during the time of such breach.
          E. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 9 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 9 to such employer.
          F. For purposes of this Paragraph 9, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer or the Executive within the twelve (12) month period immediately preceding termination of the Executive’s employment. For purposes of this Paragraph 9, “prospective customer” shall be defined as any person, firm, corporation, association, or entity contacted or solicited by the Employer or the Executive (whether directly or indirectly) or who contacted the Employer or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Employer. For purposes of this Paragraph 9, “supplier” shall be defined as any person, firm, corporation, association, or entity who is or was doing business with the Employer or the Executive or who was contacted or solicited by the Employer or the Executive (whether directly or indirectly) or who contacted or solicited the Employer or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive’s employment.
          G. The Executive agrees that during his employment (other than to the extent reasonably necessary to perform his services under this Agreement) and thereafter the Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Employer any “Confidential Information” of the Employer acquired by the Executive during his relationship with the Employer, both prior to and during the period of this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Employer; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer; (3) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s tenure with the Employer or to be accessed during his future employment with the Employer, which pertains to the

Employer’s affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in the Executive’s possession prior to the date of his original employment with the Employer, except to the extent that such information is or has become a trade secret of the Employer or is or otherwise has become the property of the Employer.
          H. During and after the period of employment hereunder, the Executive will not remove from the Employer’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Employer immediately.
          I. The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the period of his employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Employer, the Executive will do all things reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, the Employer hereby notifies the Executive that the provisions of this Paragraph 9 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer.
          J. The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Executive. The Executive agrees to furnish to the Employer on demand at any time during the period of this Agreement, and upon the termination of this Agreement, any records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Employer’s business, including originals and copies thereof. The Executive recognizes and agrees that he has no expectation of privacy with respect to the Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.
          K. The Executive acknowledges that he may become aware of “material” nonpublic information relating to the Employer or any of its customers whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Employer policy from trading in the shares of the Employer or such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph K, “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.
          L. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that he will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into his work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.
          M. It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 9 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information.
          N. Contemporaneous with the execution and delivery of this Agreement, the Employer and Executive shall enter into an Indemnification Agreement in the form attached hereto as Exhibit A (the “Indemnification Agreement”).

     10. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.
     11. Waiver of Breach. A waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by the Executive and an authorized officer of the Employer.
     12. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.
     13. Entire Agreement/Survival. This Agreement, the Indemnification Agreement and the Stock Option Agreement set forth the entire and final agreement and understanding of the parties and contain all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive. Notwithstanding anything herein to the contrary, Paragraphs 8 through 21 of this Agreement shall survive the expiration of the Executive’s period of employment.
     14. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     15. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
     16. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
     17. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.
     18. Non-Disparagement. During the Executive’s employment with the Employer and thereafter, the Executive agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Employer, its affiliates, or any entity affiliated with Philip A. Falcone, any Disparaging (defined below) remarks, comments or statements concerning the Employer, its affiliates, any entity affiliated with Philip A. Falcone, or any of their respective present and former members, partners, directors, officers, employees or agents. During the Executive’s employment with the Employer and thereafter, senior officers and directors of the Employer and its Affiliates agree not to make, publish or communicate at any time to any person or entity any Disparaging remarks, comments or statements concerning the Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. This provision does not apply to truthful statements to a government or regulatory agency or to truthful testimony or pleadings in an arbitration, lawsuit or other judicial or administrative proceeding.
     19. Arbitration. Any controversy, claim or dispute between the parties relating to the Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Paragraph 9), shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 9 of the Agreement (for which Paragraph 20 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this

Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.
     20. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, as to Paragraph 9, the Executive agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraph 9 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, the Executive waives any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.
     21. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     22. No Mitigation/No Offset. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Employer under this Agreement.
     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

HARBINGER GROUP INC.		EXECUTIVE:

a Delaware corporation

By:	/s/ Philip A. Falcone Chairman, CEO and President	/s/ Francis T. McCarron Francis T. McCarron

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